EXHIBIT 99.1

        [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


DATE:  April 13, 2000                        INVESTOR CONTACTS:
                                             Lynn Hord (972) 855-3729
                                             Carol Knies (972) 855-3116

                                             MEDIA CONTACT:
FOR RELEASE:  Immediately                    Randy Hicks (972) 855-3720



              GOODMAN RESIGNS AS EXECUTIVE VICE PRESIDENT
                      OF ATMOS ENERGY CORPORATION

Dallas, Texas -- Atmos Energy Corporation announced today that J. Charles Goodman will resign as Executive Vice President of Utility Operations effective April 28, 2000. Since 1981, Goodman has held increasingly responsible positions within Atmos and assumed his current position in 1995.

"Charles has been an integral and valued member of the management team at Atmos and is also a recognized leader in the natural gas industry," said Robert W. Best, Atmos Chairman, President and CEO. "We will miss his contributions to our management team and his dedication to our company."

Atmos has promoted R. Earl Fischer to Senior Vice President, Utility Operations to replace Goodman. Fischer joined Atmos in 1962 and was President of Western Kentucky Gas Company before assuming his current role as President of Atmos' Energas division. As Senior Vice President, Utility Operations, Fischer will continue to oversee Energas operations.

"Earl Fischer has a proven track record of success within the Company, in the business communities he has served and within the natural gas industry," said Best. "Atmos is extremely fortunate to have someone with Earl Fischer's knowledge, ability and leadership style to assume this important position".

Atmos Energy Corporation of Dallas, Texas, distributes natural gas and propane to more than one million customers in 13 states through its operating divisions -- Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and United Cities Propane Gas, Inc.